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                       Crown Cork & Seal Co., Inc.


         Exhibit 11 - Statement re Computation of per share earnings



                                     Six months ended  Three months ended
                                      1995       1994      1995      1994

    1.Net income (in millions)        $88.7      $98.4     $52.2     $64.8

    2.Weighted average number of
      shares outstanding during
      the period.                  89,920,245  88,983,915  90,197,100 89,084,150

    3.Earnings per share based
      upon average outstanding
      shares (1/2)                    $0.99       $1.11       $0.58       $0.73

    4.Net shares issuable upon
      exercise of dilutive
      outstanding stock options
      (treasury stock method)         717,336     893,288     599,224    808,302

    5.Fully diluted shares (2+4)   90,637,581  89,877,203  90,796,324 89,892,452

    6.Fully diluted earnings per
      share                           $0.98       $1.09       $0.57       $0.72


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